Exhibit 99.1

Nikola Announces Pricing of $100.0 Million Common Stock Transactions

PHOENIX, March 30, 2023 — Nikola Corporation (Nasdaq: NKLA) today announced the pricing of an SEC-registered underwritten public offering and concurrent registered direct offering at a price of $1.12 per share. Nikola will sell 29,910,715 shares of common stock to the public in the public offering and 59,374,999 shares of common stock to an investor in the concurrent registered direct offering pursuant to a forward stock purchase agreement. The gross proceeds to Nikola from the public offering and the concurrent registered direct offering, before deducting underwriting discounts and commissions and other offering expenses, are $100.0 million. In addition, Nikola has granted the underwriter a 30-day option to purchase up to an additional 4,486,607 shares of its common stock at the public offering price, less underwriting discounts and commissions. The public offering is not conditioned on the closing of the concurrent registered direct offering, and the concurrent registered direct offering is not conditioned on the closing of the public offering. The public offering is expected to close on or about April 4, 2023, subject to customary closing conditions. The concurrent registered direct offering is expected to close on or about April 11, 2023, subject to customary closing conditions.

Nikola currently intends to use the net proceeds from the public offering and the concurrent registered direct offering for working capital and other general corporate purposes.

Citigroup is acting as the sole book-running manager for the proposed public offering.

A shelf registration statement relating to the shares was filed with the Securities and Exchange Commission and became effective on April 14, 2022 (File No. 333-264068). A copy of the final prospectus supplement and accompanying prospectus relating to the public offering and the concurrent registered direct offering, when available, may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by telephone at (800) 831-9146.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Nikola Corporation

Nikola Corporation is globally transforming the transportation industry. As a designer and manufacturer of zero-emission battery-electric and hydrogen-electric vehicles, electric vehicle drivetrains, vehicle components, energy storage systems, and hydrogen station infrastructure, via the HYLA brand, Nikola is driven to revolutionize the economic and environmental impact of commerce as we know it today. Founded in 2015, Nikola Corporation is headquartered in Phoenix, Arizona.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of federal securities laws with respect to Nikola, including statements that relate to the timing, size and completion of the proposed public offering and the concurrent registered direct offering and other information that is not historical information. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks and uncertainties related to completion of the public offering and the concurrent registered direct offering on the anticipated terms or at all, market conditions and the satisfaction of customary closing conditions related to the public offering and the concurrent registered direct offering. More information about the risks and uncertainties faced by Nikola is contained in the section captioned “Risk Factors” in the preliminary prospectus supplement related to the public offering and the concurrent registered direct offering filed with the Securities and Exchange Commission. Nikola disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Nikola Corporation

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